SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 01/31/2004
FILE NUMBER 811-5686
SERIES NO.: 2

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $ 2,893
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Institutional Class Shares     $    28
              Class A3 Shares                $   360

73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $000.0586
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Institutional Class Shares     $000.0716
              Class A3 Shares                $000.0482

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                 $43,894
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Institutional Class Shares     $   367
              Class A3 Shares                $ 6,332

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $ 10.33
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Institutional Class Shares     $ 10.33
              Class A3 Shares                $ 10.33